UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 15, 2015

MED-CANNABIS PHARMA INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-54770	45-0704149
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

817 NW Hill Street, Bend, OR 97701
(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code:  214-666-8364

__________________________________

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.02 Termination of a Material Definitive Agreement

Previously, on September 30, 2015, Med-Cannabis Pharma, Inc. (the “Company”) announced that it had entered into a Purchase Agreement (the “Agreement”) with World of Weed, Inc. (“WOW”), a Colorado corporation. Subsequently to entering into this Agreement but prior to the closing of the Agreement, WOW’s counsel informed the parties to the Agreement that the proposed transaction would not be in compliance with Colorado law and that the proposed transaction could not be consummated.

As part of the anticipated transaction, the Company had appointed three new directors: Anthony Russo, Tony Pugliese and Leonard Armenta. The majority shareholder of the Company, acting by majority written consent pursuant to the Company’s Bylaws, voted to remove these three new directors.

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers;

As part of the proposed transaction described in Section 1.02, the Company appointed three new directors: Anthony Russo, Tony Pugliese and Leonard Armenta. The majority shareholder of the Company, acting by majority written consent pursuant to the Company’s Bylaws, voted to remove these three new directors. As a result, only Graciela Moreno and Carla Williams remain as the directors of the Company. Additionally, Mr. Russo was removed as co-CEO for the proposed Colorado operations.

ITEM 5.07. Submission of Matters to a Vote of Security Holders.

On October 15, 2015, the Company received the written consent by a majority of the Company’s shareholders removing the three directors appointed as a result of the transaction terminated with WOW.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

October 19, 2015	MED-CANNABIS PHARMA, INC.

/s/ Graciela Moreno

Graciela Moreno, CEO

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